UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2009

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	0-21764	59-1162998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 N.W. 107th Avenue, Miami, Florida	33172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 592-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) By letter dated February 25, 2009, Ron Buch advised Perry Ellis International, Inc. (the “Company”) in writing that he will not stand for re-election to the board of directors at the Company’s next annual meeting due to personal reasons.

(c) On February 24, 2009, the Company announced that Ms. Anita Britt, age 46, will join the Company to serve as the Company’s Chief Financial Officer. On March 2, 2009, the Company entered into an employment agreement with Ms. Britt for a term of two years. The employment agreement provides for an annual base salary of $375,000 per year during the term of the agreement, with increases to be determined at the discretion of the Company’s CEO. In addition, Ms. Britt will be eligible to participate in the Company’s Management Incentive Plan in each year during the term of the agreement, up to a maximum amount payable of 40% of Ms. Britt’s base salary, based on business criteria and formulas estimated annually by the compensation committee. Ms. Britt will also be entitled to receive 10,000 non-qualified stock options to purchase shares of the Company’s common stock and 10,000 shares of restricted stock. Both the options and the shares of restricted stock will vest as to one-quarter on March 2, 2010 and the remaining three-quarters will vest in equal installments on March 2, 2011, March 2, 2012 and March 2, 2013, if Ms. Britt is employed by the Company on such dates. Ms. Britt will be entitled to a relocation allowance of up to $150,000, a car allowance and other benefits consistent with the Company’s benefits for senior management.

If the Company terminates Ms. Britt’s employment without cause (as that term is defined in her employment agreement), she is entitled to a severance payment, payable in installments, in an aggregate amount equal to her annual base salary for the greater of the remaining term of her employment agreement or six months; she will not be entitled to any severance payments if terminated for cause. Ms. Britt may not, directly or indirectly, without the Company’s express written permission, enter into any employment or other agency relationship with certain of the Company’s competitors during her employment and following her separation from the Company for any reason, for the period of time during which she is paid severance by the Company. Ms. Britt also may not, directly or indirectly, without the Company’s express written permission, enter into any form of business relationship with anyone who is an employee, supplier, vendor or consultant of the Company during her employment and following her separation from the Company for any reason, for the period of time during which she is paid severance by the Company. Finally, Ms. Britt also may not, directly or indirectly, without the Company’s express written permission, employ or solicit for employment anyone who is an employee of the Company or was an employee of the Company in the immediately preceding six months during her employment with the Company and following her separation from the Company for any reason, for two years thereafter.

Beginning in 2006, Ms. Britt was an Executive Vice President and Chief Financial Officer of Urban Brands, Inc. At Urban Brands, Ms. Britt managed all areas of finance, information systems, distribution and real estate financial operations. For the 12 years prior to joining Urban Brands, Ms. Britt held multiple leadership positions with Jones Apparel Group, Inc., including Executive Vice President of Finance from 2002 to 2006. Ms. Britt is a Certified Public Accountant.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued February 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

Date: March 2, 2009	By:	/s/ Cory Shade
Cory Shade, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Perry Ellis International, Inc. Press Release issued on February 24, 2009.